EXHIBIT 10.2


-----Original Message-----
From: DAVID MITCHELL Sent: Tuesday, August 05, 2003 11:39 AM
To: Mark A. Smith
Subject: RE: $65000 advances/note offering


Please be aware that the $65,000 is part of the total amount of advances I have made to Bion. Our understanding is that at this time we are converting $65,000 out of the total advances.



-----Original Message-----
From: Mark A. Smith
Sent: Monday, August 04, 2003 3:52 PM
To: David Mitchell (E-mail)
Subject: $65000 advances/note offering


David:

        I am writing to confirm my understanding that you (including D2, etc) are going to convert/exchange $65000 of advances you have made to Bion this year to $65000 of the secured convertible promissory notes of Bion Dairy Corporation on the same terms as the new investors therein (and Bright Capital Ltd. as to $600,000 of advances) as part the initial closing of such offering.

        Please acknowledge that this reflects your understanding by return email.

yours,
mark a smith, president
Bion